Filed Pursuant to Rule 424(b)(5)

Registration No. 333-221723

ANDINA ACQUISITION CORP. II

Supplement dated March 12, 2018 to

Proxy Statement/Prospectus/Information Statement dated February 14, 2018

This is a supplement (this “Supplement”) to the proxy statement/prospectus/information statement of Andina Acquisition Corp. II (“Andina”), Andina II Holdco Corp. and Lazy Days’ R.V. Center, Inc., dated February 14, 2018 (the “Proxy Statement/Prospectus/Information Statement”), that was sent to you in connection with the extraordinary general meeting of Andina Acquisition Corp. II to be held at 10:00 a.m., Eastern Time, on March 15, 2018, at the offices of Graubard Miller, Andina Acquisition Corp. II’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. Capitalized terms used herein shall have the meanings ascribed to them in the Proxy Statement/Prospectus/Information Statement.

As described in the Proxy Statement/Prospectus/Information Statement, if the business combination is consummated, Andina had agreed to pay Hydra Management LLC, an affiliate of A. Lorne Weil, an initial shareholder of Andina and father of B. Luke Weil, Andina’s non-executive chairman, $450,000 as compensation for advisory services rendered to Andina in connection with the business combination, including assisting Andina in negotiating and finalizing the merger agreement and the documentation relating to the PIPE Investment. Following the date of the mailing of the Proxy Statement/Prospectus/Information Statement, Andina has agreed to increase this payment to Hydra Management LLC from $450,000 to $500,000.

This Supplement should be read together with the Proxy Statement/Prospectus/Information Statement.

This Supplement to Proxy Statement is first being mailed on March 12, 2018.